Exhibit 99.11
CONSENT
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Mark A. Warner, hereby consent to be named as a person about to become a director of Ensource Energy Partners LP in this Registration Statement on Form S-4 and related prospectus.
     IN WITNESS WHEREOF, the undersigned has executed this consent as of the 9th day of September, 2005.

/s/ Mark A. Warner
Mark A. Warner